Exhibit 19.1

Kinder Morgan, Inc.
Securities Trading Policy
(Effective January 1, 2000)
(Revised January 22, 2025)

Purpose
In the normal course of business, officers, directors and employees of Kinder Morgan, Inc. and each entity that it operates or controls from time to time (collectively referred to as the “Company”) may come into possession of significant, sensitive information about the Company or other companies with which it conducts business. This information is the property of the Company, and you have been entrusted with it. You are expected to maintain the confidentiality of non-public information, and you may not use the information for your own profit or other benefit or pass on the information to others to enable them to benefit.
This policy establishes the standards and procedures for trading in securities of the Company and derivative securities (such as put or call options or swaps) that are not issued by the Company but that relate to the Company’s securities (collectively referred to as “Company Securities”), as well as the securities of other companies about which you learn information as a result of your position with the Company.
Scope
This policy applies to all Section 16 reporting persons and other employees of the Company, as well as their respective family members and controlled entities (each as defined below).
As used in this policy:
•“employee” means any employee, consultant or independent contractor of the Company engaged on either a full or part-time basis.
•your “family members” means any family member (including your spouse or domestic partner or similar relation), children, parents and other relatives (including in-laws)) who, in each of the foregoing cases, resides with you. Your “family members” also includes any family member (as described above) who does not reside with you if you have the ability to direct or control transactions in Company Securities owned by such person (including through sole or shared power to vote or dispose of Company Securities), but only with respect to Company Securities that are subject to such direction or control by you.
•“executive officer” means an officer of Kinder Morgan, Inc. as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.
•a “Section 16 reporting person” means an executive officer or a director of Kinder Morgan, Inc. who is required to report his or her ownership of Company Securities to the SEC.

•your “controlled entities” means any entity that you control, including corporations, limited partnerships in which you are a general partner or trusts in which you are a trustee, but does not include any entity that you are deemed to control (for example, a foundation of which you are the grantor or an investment fund of which your company is the manager) if you do not in fact control purchases or sales of securities for such entity.
•a securities “trade” or “transaction” means any purchase, sale, pledge, gift, election made in a Company plan, or entry into, modification of or termination of a 10b5-1 trading plan.
•a “10b5-1 trading plan” means a pre-existing written trading arrangement that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934.
Each individual is responsible for making sure that he or she complies with this policy, and that his or her family members or controlled entities also comply with this policy.
Policy
This policy has been adopted to:
•Promote awareness of the laws prohibiting trading of securities of any public company while in possession of material, non-public information regarding such company;
•Protect against unauthorized use and disclosure of material non-public information;
•Protect the Company from the risk of liability as a "controlling person" under federal securities laws; and
•Prevent the occurrence of a situation that could damage the Company's reputation for integrity and ethical conduct.
Trading in Company Securities (or securities of another public company) while in possession of material, non-public information is a crime (often referred to as “insider trading”) penalized by fines of up to $5 million and up to 20 years in jail for individuals. In addition, the Securities and Exchange Commission (“SEC”) may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made and are often subjected to an injunction against future violations. Finally, under some circumstances, insider traders may be subjected to civil liability in private lawsuits.
Employers (such as the Company) and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face civil fines of over $2.3 million or, if greater, three times the profits made or losses avoided by the trader if the controlling person recklessly fails to take preventive steps to control insider trading, and criminal fines of up to $25 million if the controlling person acted willfully.

Thus, it is important both to you and the Company that insider trading violations not occur. You should be aware that stock market surveillance techniques are sophisticated, and the chance that federal authorities will detect or prosecute even small-level trading is a significant one. The risk is simply not worth taking.
Strict compliance with these policies and procedures is expected of all personnel, and any infringement may result in sanctions (in addition to the person's legal liability), up to and including termination of your relationship or employment with the Company. It is a condition of your relationship or employment with the Company that you acknowledge in writing that you have received, read, understand, and agree to comply with these policies and procedures.

I. The Insider Trading Laws
As an officer, director or employee, you may not seek to benefit personally by trading securities while in possession of material, non-public information that you have learned as a result of your relationship with the Company. This rule applies, of course, to trading in Company Securities, but it also applies to trading in the securities of other companies if you learn something in the course of your employment or relationship with us that might affect their value. For instance, if you learn that we were about to enter into an important joint venture with XYZ corporation, it would probably be an insider trading violation to buy XYZ securities. Even if you learned something about XYZ on a marketing or service call to their premises, buying or selling XYZ stock might well be considered illegal.
The determination of whether or not information is “material” can be difficult. Generally, information is “material” if a reasonable investor would consider it important in determining whether to buy or sell a security. If the information makes you want to buy or sell a security, it likely is material. The materiality threshold is relatively low, and you should always err on the side of caution when assessing whether or not information is material. Typical examples of information that should be considered to be material include the following (but this is by no means an exhaustive list):
•Earnings information or estimates;
•Significant changes, issues or events relating to Kinder Morgan or any of its assets or projects;
•The borrowing of a significant amount of money;
•Changes in credit rating agency decisions;
•Significant modifications to the rights of shareholders or the results of a shareholder vote;
•Changes to dividend payments or policies;
•Information respecting significant legal proceedings or disputes;
•Changes in senior management;

•Proposals, plans, negotiations or agreements, even if preliminary in nature, involving significant corporate transactions, such as mergers, tender offers, joint ventures, or purchases or sales of substantial assets;
•Plans for offerings of securities; and
•Significant regulatory matters affecting the business and operations of Kinder Morgan or other significant governmental agency investigations or proceedings.
It is important to keep in mind that material information need not be information that is certain. Information that something is likely to happen, may happen, or is being considered may be material. For example, if you learned that we were in merger negotiations, even though the deal had not yet been agreed to, this may be a material fact. Keep in mind also that the securities regulatory authorities take the view that the mere fact that you know the information is enough to render trading illegal. It is no excuse that your reasons for trading were not based on that information.
“Non-public” information is any information that has not been generally disclosed to the public. Information is considered generally disclosed after it has been accurately published and widely disseminated (through securities filings, major newswire services, national news services and financial news services) and sufficient time has elapsed to permit evaluation of the information by the investing public.
Besides your obligation to refrain from trading while in possession of material, non-public information, you are also prohibited from "tipping" others. The concept of unlawful tipping includes passing on information to friends, family members or others under circumstances that suggest that you were trying to help them make a profit or avoid a loss. When tipping occurs, both the "tipper" and the "tippee" may be held liable, and this liability may extend to all those to whom the tippee in turn provides the information. Besides being considered a form of illegal insider trading, of course, tipping is also a serious breach of the confidentiality of the Company's information. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators, etc.) where others may hear such information.

II. Policy Regarding Trading in Securities
Because insider trading liability is such a threat to both you and the Company, Company policy prohibits any activity that would be considered unlawful trading or tipping under securities laws, whether in Company Securities or the securities of another company, with information gained as a result of your employment or relationship with us. It is also Company policy that any investing that you do in Company Securities be on a "buy and hold" basis. Active trading or short-term speculation in Company Securities is improper.
To assist you in adhering to this policy, the Corporate Secretary of the Company (or, if applicable, another person designated by the General Counsel of the Company)

serves as the Company's Securities Counsel (“Securities Counsel”) to address your inquiries or concerns regarding your obligations under the law and these policies and procedures. If in doubt, you should contact the General Counsel of the Company to determine the identity of the Securities Counsel. Because there are so many "gray areas" in the law, you should contact the Securities Counsel whenever you have a question about any contemplated securities transactions involving Company Securities or securities of a company that has a significant relationship with us, or interpretation of this policy.

In addition to the general requirements stated above:
•The “Blackout Group” consists of Company employees (designated by the Company or by the Securities Counsel) whose duties may involve receipt of material non-public information during preparation of quarterly earnings.
•The “Preclearance Group” consists of all Section 16 reporting persons and other Company employees (designated by the Company or by the Securities Counsel) whose duties are likely to involve receipt of material non-public information throughout the year.
•Quarterly Earnings Blackouts. Preclearance Group and Blackout Group members are not allowed to transact in Company Securities during the period beginning after the 15th day of the last month of each quarter, through and including the second trading day following the Company's earnings release for that quarter (the "Earnings Blackout"); provided, however, that transactions (other than modification or termination) may occur during an Earnings Blackout pursuant to a 10b5-1 trading plan established or modified outside of an Earnings Blackout and at a time when such individual is not otherwise in possession of material non-public information.
•Preclearance Requirement. In addition to the quarterly blackout restriction, Preclearance Group members (and their respective family members and controlled entities) must each refrain from transacting in Company Securities at any time unless the Securities Counsel approves each transaction in advance, in writing. Approval in writing by the Securities Counsel of a 10b5-1 trading plan established or modified by a member of the Preclearance Group outside of an Earnings Blackout and at a time when such person is not otherwise in possession of material non-public information satisfies the preclearance requirement for all transactions covered by such 10b5-1 trading plan.
•Exceptions for Company Plans or Reinvestment Plans. For Preclearance Group or Blackout Group members who are not Section 16 reporting persons, automatic purchases of Company stock through the Employee Stock Purchase Plan, in the Company’s 401(k) plan, or through a dividend reinvestment plan, are exempt from the preclearance and blackout requirements of this policy except for the initial election to participate and any change in elections under any such plan, which are subject to preclearance and blackout restrictions.

•Additional Requirements for Section 16 Reporting Persons. In addition to the requirement to obtain prior approval, each Section 16 reporting person must, within one business day after any transaction, report all transactions in Company Securities by himself or herself, and by his or her family members and controlled entities, to the Securities Counsel. The Securities Counsel will, upon request and to the extent applicable, provide a form on which such person may report any transaction in Company Securities.
•In addition, the SEC has adopted rules that require companies to include disclosure in their quarterly and annual SEC filings about trading plans adopted or modified by Section 16 reporting persons, regardless of whether such plans are designed to satisfy Rule 10b5-1. To enable the Company to comply with these requirements, each Section 16 reporting person who enters into or modifies any 10b5-1 trading plan or other trading plan must provide a copy of the new or modified plan to the Securities Counsel promptly to enable the Company to comply with applicable disclosure requirements.
•Event-Specific Blackouts. Company employees who are not in the Preclearance Group or the Blackout Group are generally not required to clear trades in Company Securities with the Securities Counsel and are generally not restricted by the Earnings Blackout; however, in certain circumstances the Securities Counsel may implement special restrictions or trading blackouts with which all applicable individuals will be expected to comply.
•General Obligations. Even if you are not subject to a trading blackout or a preclearance requirement, remember that you are required to comply with the general provisions of this policy, including, without limitation, those prohibiting tipping of, and trading while in possession of, material, non-public information.
•Short-Swing Prohibition. Section 16 reporting persons (and their respective family members and controlled entities whose ownership of Company Securities is included in their Section 16 reports) are strictly prohibited from short-term trading in Company Securities. If any such person purchases any Company Securities, he or she is precluded from selling Company Securities for a minimum period of six months; and if any such person sells Company Securities, he or she is precluded from purchasing Company Securities for a minimum period of six months. Transactions prior to the expiration of the six-month period will be a violation of this policy.
•Limitations on Hedging. Section 16 reporting persons (and their respective family members and controlled entities) are strictly prohibited from (i) purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that (A) is designed to hedge or offset any decrease in the market value of Company Securities or (B) could result in a “deemed” transaction upon its expiration or (ii) placing standing or limit orders for Company Securities (except for intra-day orders or pursuant to a 10b5-1 trading plan approved by the Securities Counsel).
•Limitations on Pledging. Section 16 reporting persons (and their respective family members and controlled entities) are also subject to restrictions on pledging

Company Securities as set forth in the Stock Ownership Guidelines for Directors and Executive Officers.
•Report Violations. Should you become aware that any person subject to this policy is violating, or about to violate, this policy, you must immediately report such activity to the Securities Counsel or, if you want to remain anonymous, using the Company’s Ethics Point hotline.
The Securities Counsel will establish appropriate procedures for implementing, monitoring and documenting compliance with this policy. Such procedures will include the documentation of compliance with the pre-clearance requirements.
III. Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws when engaging in transactions in Company Securities.
Interpretation and Exceptions
Requests for an exception should be submitted in writing to the Securities Counsel. The General Counsel must approve all exceptions.
This Policy does not constitute or imply a contract between the Company and its employees. This Policy creates no Company obligation nor any individual obligation, right, privilege, term, or condition of employment not otherwise established by law. The Company has voluntarily adopted this Policy for its sole and exclusive use and may amend or withdraw it at any time without prior notice.